Exhibit 99.1
REGENCY ENERGY PARTNERS ANNOUNCES OFFERING OF COMMON UNITS
DALLAS, August 10, 2010 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) announced today the commencement of an underwritten public offering of an aggregate of up to 14,000,000 common units representing limited partner interests in Regency.
In connection with the offering, Regency has granted the underwriters a 30-day option to purchase up to an additional 2,100,000 common units. Regency intends to use the net proceeds from this offering to repay outstanding indebtedness under its revolving credit facility.
The common units are listed on the NASDAQ Global Select Market under the symbol “RGNC.”
Morgan Stanley, BofA Merrill Lynch, Barclays Capital, Citi, Credit Suisse, J.P. Morgan, UBS Investment Bank and Wells Fargo Securities are joint book-running managers for the offering; Deutsche Bank Securities, Morgan Keegan & Company, Inc., RBC Capital Markets, Stifel Nicolaus Weisel and Baird are co-managers.
The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. A copy of the preliminary prospectus supplement and accompanying base prospectus meeting such requirements relating to the offering may be obtained from the offices of:

Morgan Stanley	BofA Merrill Lynch	Barclays Capital
Attn: Prospectus Department	Attn: Prospectus Department	1155 Long Island Avenue
180 Varick Street, 2nd floor	4 World Financial Center	Edgewood, New York 11717
New York, NY 10014	New York, NY 10080	Toll-free: 888-603-5947
E-mail: prospectus@morganstanley.com	Email:dg.prospectus_requests@baml.com
Toll-free: 866-718-1649

Citi	Credit Suisse	J.P. Morgan
Attn: Prospectus Department	Attention: Prospectus Department	via Broadridge Financial Solutions
Brooklyn Army Terminal	One Madison Avenue, 1B	1155 Long Island Avenue
140 58th Street, 8th Floor	New York, NY 10010	Edgewood, New York 11717
Brooklyn, NY 11220	Toll-free: 800-221-1037	Toll-free: 866-803-9204
Toll-free: 877-858-5407

UBS Investment Bank	Wells Fargo Securities
Attn: Prospectus Dept.	Attn: Equity Syndicate Dept.
299 Park Avenue	375 Park Avenue
New York, NY 10171	New York, New York 10152
Toll-free: 888-827-7275	Email: equity.syndicate@wachovia.com
Toll-free: 800-326-5897
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Statements about the proposed offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Regency Energy Partners LP, and a variety of risks that could cause results to differ materially from those expected by management of Regency Energy Partners LP.
CONTACT:
Investor Relations:
   Shannon Ming
   Vice President, Investor Relations & Corporate Finance Support
   Regency Energy Partners
   214-840-5477
   IR@regencygas.com
Media Relations:
   Lauren Griffin
   HCK2 Partners
   972-743-8709
   lauren.griffin@hck2.com